EXHIBIT 10.4
Description of Supplemental Bonus Arrangements
Adopted July 28, 2006
On July 28, 2006, the Registrant’s Board of Directors, acting pursuant to the recommendation of its Compensation Committee, approved potential incentive compensation of $20,000 to Don T. Scartz, Executive Vice President and Chief Financial Officer, and $12,000 to each of two other executive officers, in each case payable if the Registrant’s operating income for the balance of 2006 exceeds management’s then-current internal forecasts by a specified amount believed by the Board to be significant. The Board similarly approved potential incentive compensation of $12,000 to the General Manager of the Defense & Space Systems division, payable if that division’s operating income for the balance of 2006 exceeds management’s current internal forecasts by a specified amount believed by the Board to be significant.